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Exhibit 99
                                                              PR NEWSWIRE

                NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
            DISTRIBUTION FOR THE FOURTH QUARTER OF FISCAL 2005


          RED BANK, N.J. October 28, 2005 -- The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of 42 cents per unit, payable on November 30, 2005 to holders of record on November 10, 2005. The November distribution reflects royalties from sales made during the third calendar quarter of 2005. John R. Van Kirk, Managing Director, noted that this year's quarterly distribution was 9 cents or 27.3% higher than the distribution for the prior year's equivalent quarter.

          A combination of higher gas prices under both royalty agreements and higher gas sales from western Oldenburg offset the impact of an overall drop in gas sales and a lower average exchange rate. Average gas prices under the higher royalty rate agreement covering western Oldenburg increased 23.3% from 1.2491 Euro cents per kilowatt hour ("Ecents/Kwh") to
1.5397 Ecents/Kwh. Average gas prices under the lower royalty rate agreement covering the entire Oldenburg concession increased 31.0% from
1.2118 Ecents/Kwh to 1.5874 Ecents/Kwh. Gas sales from western Oldenburg increased 13.7% from 12.948 billion cubic feet ("Bcf") to 14.722 Bcf.
Overall gas sales, covering both western and eastern Oldenburg, declined by 12.0% from 35.911 Bcf to 31.593 Bcf. The average value for the Euro based on the royalty transfers declined 2.6% from a dollar equivalent value of $1.2449 to $1.2120.

          The total distribution for fiscal 2005 is $2.22 per unit compared to the previous year's distribution of $1.59 per unit. The difference of $0.63 per unit represents an increase of 39.6%. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.


Contact -- John H. Van Kirk, Managing Trustee, or John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: NEORT@AOL.Com.
Website: www.neort.com